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EXHIBIT 10.39

Employment Letter for Grant R. Flaharty

May 10, 2000

Mr. Grant R. Flaharty
819 27 1/4 Road
Grand Junction, CO 81506

Dear Grant,

    I'm pleased to confirm your promotion to the position of Sr. Vice President, Worldwide Marketing and Sales, effective May 3, 2000. You will continue to report directly to me as CEO and although functionally Europe and Asia/Pacific will report to me, day to day coordination activities will flow through Marketing and Sales. 3D Systems will relocate your family from Grand Junction, CO to the Valencia, CA area in order for you to work out of our corporate offices.

    Your annual base salary of $240,000 will be reviewed annually at the time of your performance evaluation.

    You will continue to participate in 3D Systems' annual Executive Incentive Plan and your pay-out opportunity, as a percent of base salary, for fiscal year 2000 will be 10% @ threshold plan achievement (90% of annual revenue goal, plus your other corporate and individual objectives), 30% @ plan achievement (100% of revenue and other goals) and 1X @ stretch achievement (approximately 122% of revenue and other goals). Earned payment for fiscal year 2000 will be prorated between your former salary of $165,000 and your new salary of $240,000. If you choose to amortize any part of your base salary for the purpose of purchasing a home in the Valencia area; any earned incentive will be based on your gross salary before amortization.

    You will be awarded additional stock options in an amount deemed appropriate for the level of your new responsibility by the Compensation Committee of our Board of Directors.

    You and your family will relocate from Grand Junction to the Valencia, California area to accept this position. For this relocation, 3D Systems will pay for:

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  All costs associated with the purchase of your Colorado residence by a relocation service to be selected, probably Prudential Real Estate Company.

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  A reasonable number of trips to the Valencia area to find and purchase a residence.

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  All normal closing costs (including loan point fees but excluding mortgage interest and property tax pro-rations, repairs and the like) related to the purchase of a home in the Valencia area.

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  The moving of all household effects to include packing and unpacking and insurance.

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  Reimbursement for actual out-of-pocket miscellaneous expenses incurred for the relocation, such as charges for the connection or disconnection of appliances and utilities.

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  Reasonable costs to transport your family, vehicles and pets from Grand Junction to the Valencia area.

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  Reasonable temporary living expenses in Valencia, for a period not to exceed one month, for lodging and meals while awaiting the arrival of your household goods shipment.

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  Storage of household effects for a reasonable period, if needed.

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  An advanced capitalized amount of your new base salary in the amount of up to $100,000 for the purpose of purchasing a residence in the Valencia area. Such advance will be debited against your base salary over a 5 year period (a $100,000 advance will reduce your paid base salary by $20,000 per year for 5 years). Credited base salary for annual incentive payment calculation and all other salary related benefits will remain at the full level ($240,000 for year 2000), and will be taxable at that level in each of the five (5) years.

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  All taxable relocation expenses, for which you are reimbursed, will be reported as taxable income. All taxable relocation reimbursements will be grossed-up to offset any additional tax liability on your part.

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  Should you resign from 3D Systems or be discharged for cause within one year from the date of receipt of all relocation allowances, the entire allowance will be refundable to the Company and you agree to repay 3D Systems in full.

    Finally, in the event of your involuntary resignation from 3D Systems, except termination for cause as generally defined by the state of California Labor Laws, or in the event of a change of control of the company, you will be eligible to receive severance pay in the amount of one (1) year's then current base salary.

    Grant I believe this accurately reflects all of the items we have agreed to regarding this new position. If I've missed anything, please bring it to my attention.

    I'm delighted with your acceptance of this new role and look forward to continuing to work with you and get 3D back on the growth path.

Sincerely,

Brian Service
President and Chief Executive Officer
3D Systems

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EXHIBIT 10.39
Employment Letter for Grant R. Flaharty